Exhibit 3.166
ARTICLES OF INCORPORATION
VOCA CORPORATION OF FLORIDA
     The undersigned incorporator, for the purposes of forming a corporation under the Florida Business Corporation Act, hereby adopts the following Articles of Incorporation.
ARTICLE I — NAME
     The name of the corporation shall be VOCA Corporation of Florida.
ARTICLE II — PRINCIPAL OFFICE
     The principal place of business and mailing address of this corporation shall be 5555 Parkcenter Circle, Suite 200, Dublin, Ohio 43017.
ARTICLE III — SHARES
     The number of shares of stock that this corporation is authorized to have outstanding at anyone time is 1000.
ARTICLE IV — INITIAL REGISTERED AGENT & ADDRESS
     The name and address of the initial registered agent is:

HIQ Corporate Services, Inc.
526 East Park Avenue,
Suite 200 Tallahassee,
Florida 32301
ARTICLE V — PURPOSE
     The purpose or purposes for which the corporation is formed are to engage in any lawful act or activity for which a corporation may be formed under Chapter 607 of the Florida statutes.
ARTICLE VI — INCORPORATOR
     The name and street address of the incorporator to these Articles of Incorporation is:

Anne M. Sturtz
5555 Parkcenter Circle, Suite 200
Dublin, Ohio 43017
     The undersigned incorporator has executed these Articles of Incorporation this 8th day of April, 1997.

/s/ Anne M. Sturtz

Anne M. Sturtz